EXHIBIT 99.2

                               ROBERT ROSSI & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS

                            299 MAIN STREET - STURGES
                             OLYPHANT, PA 18447-2319
                                 (570) 876-2300
                               FAX (570) 876-5153




                          INDEPENDENT AUDITOR'S REPORT


April 20, 1999


To the Board of Director and Stockholders of First National Community Bank and Subsidiary


We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of First National Community Bank and Subsidiary for the year ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used an significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of First National Community Bank and Subsidiary for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                         /s/ Robert Rossi & Co.
                                                         ----------------------
January 21, 1997                                              ROBERT ROSSI & CO.
Olyphant, Pennsylvania